STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The former name of the Corporation is Golden Opportunities Corporation incorporated on February 2, 2005.

SECOND: That at a meeting of the Board of Directors of Golden Opportunities Corporation was held on March 28, 2015. All the directors being present, and action taken pursuant to the written consent of the stockholders holding 58.25% of the Company in lieu of Special meeting, hereby resolve the following:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

NAME OF THE CORPORATION IS:

UMATRIM HOLDING LIMITED

THIRD: This Certificate of Amendment shall be effective as of 5 pm Mountain time on March 28, 2015, or as soon as notice provisions are complied with.

FOURTH: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of March, 2015.

By: ______________________

Michael Zahorik, President & Director